                                                                     EXHIBIT 3.1

NEITHER THIS DEBENTURE, NOR THE SHARES OF COMMON STOCK FOR WHICH IT MAY BE CONVERTED, HAVE BEEN REGISTERED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, ANY APPLICABLE SECURITIES LAWS OF THE STATE OF DELAWARE, OR OTHER APPLICABLE SECURITIES LAWS AND THIS DEBENTURE HAS BEEN ISSUED IN RELIANCE UPON EXEMPTIONS CONTAINED IN SUCH LAWS FOR TRANSACTIONS NOT INVOLVING ANY PUBLIC OFFERING INCLUDING, BUT NOT LIMITED TO, SECTION 7309(B)(8) OF THE DELAWARE SECURITIES ACT. THIS DEBENTURE HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED, PLEDGED OR DISPOSED OF IN ANY MANNER IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS COVERING SUCH TRANSACTION OR, IN THE ABSENCE THEREOF, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND ALL CONDITIONS NECESSARY FOR THE AVAILABILITY OF ANY EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS HAVE BEEN SATISFIED.


                                CYTRX CORPORATION
                            6% CONVERTIBLE DEBENTURE

$1,500,000.00                                         Atlanta, Georgia
                                                      October 22, 1997

CYTRX CORPORATION, a Delaware corporation (the "Company"), the principal office of which is located at 154 Technology Parkway Technology Park/Atlanta, Norcross, Georgia 30092, for value received hereby promises to pay to GUNDYCO in trust for R.R.S.P. 550-98866-19, or its registered assigns, the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, shall be due and payable on October ____, 2001, (the "Maturity Date") (or in the case of redemption in accordance with Section 5 hereof, until the Redemption Payment Date). Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder. This Debenture is issued in connection with the transactions described in Section ___ of that certain Subscription Agreement between the Company and the Holder, dated as of October 22, 1997, as the same may from time to time be amended, modified or supplemented (the "Purchase Agreement"). The Holder is subject to certain restrictions set forth in the Purchase Agreement and shall be entitled to certain rights and privileges set forth in the Purchase Agreement. This Debenture is the Debenture referred to in the Purchase Agreement.

         The following is a statement of the rights of the Holder of this Debenture and conditions to which this Debenture is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:

         1. DEFINITIONS. As used in this Debenture, the following terms, unless the context otherwise requires, have the following meanings:

                  (i) "Average Closing Bid Price" means the average of the daily last bid price for the shares of Common Stock for the ten (10) consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market (as reported by Bloomberg Business News or, if not reported thereby, any other authoritative source selected by the Company) ending at the close of trading on the trading day immediately preceding an identified measurement date.

                  (ii) "Black-Out Period" means the number of days, if any, that the Company suspends the rights of the Holder to make sales pursuant to the Shelf Registration in accordance with Section 2(h) of the Registration Rights Agreement.

                  (iii) "Closing Date" shall have the meaning given that term in the Purchase Agreement.

                  (iv) "Company" includes any corporation which shall succeed to or assume the obligations of the Company under this Debenture.

                  (v) "Common Stock" shall mean the $.001 par value common stock of the Company.

                  (vi) "Conversion Price" shall mean the lessor of (A) $5.68 for each share of Common Stock, or (B) eighty-five percent of the Average Closing Bid Price calculated using the date of conversion as the measurement date; provided, however, but if the Holder delivered a Forbearance Request to the Company in accordance with Section 5(ii) within twenty-four (24) hours before it delivered a conversion notice to the Company in accordance with Section 4.3.1, then the Average Closing Bid Price for the portion of the Debenture that the Holder identified in the Forbearance Request shall be calculated using either the date of conversion or the date the Company actually received such Forbearance Request as the measurement date, whichever results in a lower Conversion Price.

                  (vii) "Holder," when the context refers to a holder of this Debenture, shall mean any person who shall at the time be the registered holder of this Debenture.

                  (viii) "Redemption Payment Date" shall mean the day on which the Company is obligated to make the redemption payment to the Holder in accordance with Section 5.3.

                  (ix) "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of October 22, 1997, between the Company, the Holder and the other holders of Company securities that are signatories thereto.

                  (x) "Securities Act" shall mean the Securities Act of 1933, as amended.

                  (xi) "Surrender Date" shall mean the day on which the Company receives the Debenture in accordance with either Section 4.4 or 5.3.

         2. INTEREST.

                  (i) Commencing on December 31, 1997, and on each June 30 and December 31 thereafter until the Maturity Date (or in the case of redemption in accordance with Section 5 hereof, until the Redemption Payment Date, the Company shall pay interest (computed on the basis of a 365-day year) at rate of six percent (6%) per annum on the principal of this Debenture outstanding during the period beginning on the date of issuance of this Debenture and ending on the date that the principal amount of this Debenture becomes due and payable.

                  (ii) The Company, at its option, may make any payment of interest due hereunder in whole or in part by issuing to the Holder shares of Common Stock (the "Interest Shares"). The Interest Shares shall be valued at the Average Closing Price, calculated using the date on which the interest payment is due as the measurement date. The Company shall not be obligated to issue any fractional shares. The Company may place such legends, if any, on the certificates for the Interest Shares as are required by applicable state and federal securities laws in the opinion of counsel to the Company. Applicable state and federal securities laws will not require any legends on the certificates after the shares have been registered under the Securities Act in accordance with the Registration Rights Agreement.

         3. EVENTS OF DEFAULT. If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default"), the Holders of more than fifty percent (50%) of the face amount of all then outstanding Debentures issued pursuant to the Purchase Agreement may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

                  (i) Default in the payment of the principal and unpaid accrued interest of this Debenture when due and payable if such default is not cured by the Company within ten (10) days after the Holder has given the Company written notice of such default; or

                  (ii) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

                  (iii) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

         4.  CONVERSION.

         4.1 VOLUNTARY CONVERSION. At any time more than sixty (60) days after the date of this Debenture, the Holder of this Debenture has the right, at the Holder's option, to convert this Debenture, in accordance with the provisions of
Section 4.3 hereof, in whole or in part, into fully paid and nonassessable shares of Common Stock; provided, however, that the Holder's right to convert this Debenture pursuant to this Section 4.1 shall be subject to the Company's right to redeem this Debenture pursuant to Section 5. The number of shares of Common Stock into which this Debenture may be converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount together with all accrued interest to the date of conversion by the Conversion Price in effect at the time of such conversion.

         4.2 AUTOMATIC CONVERSION. The entire principal amount of this Debenture shall be automatically converted into shares of Common Stock at the Conversion Price at the time in effect immediately prior to any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization or any transaction or series of related transactions by the Company in which in excess of fifty percent (50%) of the Company's voting power is transferred, or a sale of all or substantially all of the assets of the Company (as presently constituted, subject to proportionate adjustment in the event of any stock split, stock dividend, reverse stock split, combination, consolidation, reclassification or similar event).

         4.3 CONVERSION PROCEDURE.

                  4.3.1 NOTICE OF CONVERSION PURSUANT TO SECTION 4.1. Before the Holder shall be entitled to convert this Debenture into shares of Common Stock, it shall give written notice in accordance with Section 11 to the Company at its principal corporate office of the election to convert the same pursuant to
Section 4.1, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date that such notice is actually received; provided, however, that such notice shall not be effective with respect to, and the Holder shall not have the right to convert, any portion of this Debenture to be redeemed unless such notice is actually received by the Company before the close of business on the day immediately preceding the day on which the Company mails notice of redemption to the Holder.

                  4.3.2 NOTICE OF CONVERSION PURSUANT TO SECTION 4.2. If this Debenture is automatically converted, written notice shall be delivered to the Holder of this Debenture at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Company is located, notifying the Holder of the conversion to be effected, specifying the Conversion Price, the principal amount of the Debenture to be converted, the amount of accrued interest to be converted, the date on which such conversion will occur and calling upon such Holder to surrender to the Company, in the manner and at the place designated, the Debenture.

         4.4 SURRENDER OF THE DEBENTURE. As promptly as practicable after conversion of the Debenture (but in no case later than two (2) business days thereafter), the Holder at its expense shall surrender the Debenture to the Company, duly endorsed, at the principal offices of the Company. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock immediately prior to the close of business on the Surrender Date.

         4.5 DELIVERY OF STOCK CERTIFICATES. As promptly as practicable after the conversion of this Debenture (but in no case later than three (3) business days thereafter), the Company at its expense will issue and deliver to an express courier service for delivery to the Holder of this Debenture a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion. If the Company fails to delivery to an express courier service for delivery such certificates to the courier service within ten
(10) days after the conversion of the Debenture, then the Company shall pay to the Holder, as liquidated damages for such failure, an amount equal to two hundred and fifty dollars ($250) per day for each twenty-five thousand dollars ($25,000) of principal of the Debenture that was converted until such certificates are so delivered. Notwithstanding anything to the contrary set forth herein, the Company shall not be obligated to issue or deliver any certificates, or to pay any liquidated damages for its failure to deliver such certificates, unless and until one (1) business day after the Surrender Date.

         4.6 MECHANICS AND EFFECT OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Debenture, the Company shall pay to the Holder the amount of outstanding principal that is not so converted, such payment to be in the form as provided below. The stock certificates issued by the Company may bear such legends, if any, as are required by the Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to the Company). Applicable state and federal securities laws will not require any legends on the certificates after the shares have been registered under the Securities Act in accordance with the Registration Rights Agreement. Upon conversion of this Debenture, the Company shall be forever released from all its obligations and liabilities under this Debenture, except that the Company shall be obligated to pay the Holder, within ten (10) days after the date of such conversion, any interest accrued and unpaid or unconverted to and including the date of such conversion, and no more.

         5.  REDEMPTION.

         5.1 REDEMPTION AT THE OPTION OF THE COMPANY. At any time more than two hundred seventy (270) days after the date of this Debenture, the Company may redeem the Debenture, in whole or in part, immediately upon mailing written notice to the Holder at a redemption price equal to one hundred ten percent (110%) of the principal amount of the Debenture, plus any accrued but unpaid interest; provided, however, that the Company may not redeem the Debenture unless and until the shares of Common Stock issuable upon conversion of the Debenture have been registered under the Securities Act in accordance with the Registration Rights Agreement for at least two hundred ten (210) days plus any Black-Out Period that occurs during the two hundred ten (210) days.

         5.2 REDEMPTION IN LIEN OF CONVERSION.

             5.2.1 REDEMPTION RIGHT. If the Holder shall give the Company notice of the Holder's election to convert all or any part of this Debenture in accordance with Section 4.1, and the applicable Conversion Price is less than $4.00, then the Company may redeem this Debenture at a redemption price equal to one hundred ten percent (110%) of the principal amount of the Debenture, plus any accrued but unpaid interest.

             5.2.2 FOREBEARANCE REQUEST. The Holder may at any time (but not more than once each calendar week) give the Company written notice of the Holder's desire to convert this Debenture (which notice shall state the portion of this Debenture to be converted) and request that the Company declare its intention to redeem the Debenture if a notice of conversion is given to the Company (a "Forbearance Request"). The Company shall respond to the Holder's Forbearance Request before the close of business on the first business day after the business day on which the Company actually receives the request. If the Company states in its response that it will not redeem the Debentures, then the Company may not redeem the Debenture as a result of the Holder's request to convert the Debenture to the extent identified in the Holder's Forbearance Request, provided that the Company receives the conversion notice before the close of business on the first business day after the business day on which the Holder actually receives the Company's response to the Holder's Forbearance Request.

         5.3 MECHANICS AND EFFECT OF REDEMPTION. As promptly as practicable after receiving notice of the Company's election to redeem the Debentures (but in no case later than three (3) business days thereafter), the Holder, at its expense, shall surrender the Debenture to the Company, duly endorsed, at the principal offices of the Company. The Company shall make the redemption payment within fifteen (15) days after (a) the Company gives the Holder notice of redemption, in the case of a redemption pursuant to Section 5.1, or (b) the Company actually receives the notice of Holder's election to convert, in the case of a redemption pursuant to Section 5.2; provided, however, the Company shall not be obligated to make any redemption payment unless and until one (1) business day after the Surrender Date. Interest shall continue to accrue on the Debenture until the Redemption Payment Date. If the Debenture is to be redeemed in part, then upon surrender of the Debenture, the Company shall deliver to the Holder a new Debenture in the aggregate principal amount equal to the unredeemed portion thereof.

         6.  CONVERSION PRICE ADJUSTMENTS.

         6.1 ADJUSTMENTS FOR STOCK SPLITS AND SUBDIVISIONS. In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Debenture shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Debenture shall be. increased in proportion to such increase of outstanding shares.

         6.2 ADJUSTMENTS FOR REVERSE STOCK SPLITS. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for this Debenture shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in out standing shares.

         6.3. NOTICES OF RECORD DATE, ETC. In the event of:

                  (i) Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

                  (ii) Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or

                  (iii) Any voluntary or involuntary dissolution, liquidation or winding up of the Company.

The Company will mail to the holder of this Debenture at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or windingup is expected to become effective and the record date for determining stockholders entitled to vote thereon.

         6.4 RESERVATION OF STOCK LSSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Debenture such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Debenture; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Debenture, in addition to such other remedies as shall be available to the holder of this Debenture, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock (and shares of its Common Stock for issuance on conversion of such Common Stock) to such number of shares as shall be sufficient for such purposes.

         7. ASSIGNMENT. Subject to the restrictions on transfer described in
Section 9 below, the rights and obligations of the Company and the Holder of this Debenture shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

         8. WAIVER AND AMENDMENT. Any provision of this Debenture may be amended, waived or modified upon the written consent of the Company and holders of at least fifty percent of the face amount of all then outstanding Debentures issued pursuant to the Purchase Agreement.

         9. TRANSFER OF THIS DEBENTURE OR SECURITIES ISSUABLE ON CONVERSION HEREOF. With respect to any offer, sale or other disposition of this Debenture or securities into which such Debenture may be converted, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Debenture or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 9 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. Each Debenture thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required. in order to ensure compliance with the Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

         10. TREATMENT OF DEBENTURE. To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Debenture as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

         11. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if made by hand delivery, by an express courier company recognized nationally in the United States or Canada or by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given as of the date so delivered when personally delivered, one (1) business day (three (3) business days in the case of international deliveries) after dispatch if sent for overnight delivery by an express courier service nationally recognized in the United States or Canada and five (5) calendar days (seven (7) calendar days in the case of international deliveries) after mailing if sent by registered or certified mail in the manner set forth above. A notice of conversion given pursuant to Section 4.1 and a Forbearance Request given pursuant to Section 5(ii) may be given to the Company by facsimile transmission at 770/448-3357 and a simultaneous phone call to the Company at 770/453-0121 (or such other number as the Company shall designate), and shall be deemed to have been given and received when a legible copy has been actually received. A notice of redemption given pursuant to Section 4.3.1 and the Company's response to the Holder's Forebearance Request given pursuant to Section 5.2.2 may be given to the Holder by facsimile transmission at (___) ___________ and a simultaneous phone call to the Holder at (___) _______________ (or such other number as the Holder shall designate) and shall be deemed to have been given and received when a legible copy has been actually received.

         12. NO STOCKHOLDER RIGHTS. Nothing contained in this Debenture shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or interest shall be payable or accrued in respect of this Debenture or the interest represented hereby or the Conversion Shares obtainable hereunder until, and only to the extent that, this Debenture shall have been converted.

         13. GOVERNING LAW; INTERPRETATION. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware, USA excluding that body of law relating to conflict of laws. All references to dollars are to U.S. dollars.

         14. ARBITRATION. All disputes arising under this Agreement (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Company and the Holder in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in New York, New York, as may be specified by the arbitrator (or any place agreed to by the Company, the Holder and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either the Company or the Holder in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be home equally by the Company as one party and the Holder as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

         15. HEADING; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Debenture. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

                    [Signatures Appear on the Following Page]

         IN WITNESS WHEREOF, the Company has caused this Debenture to be issued this _____ day of October, 1997.

                                             CYTRX CORPORATION

                                             By:
                                                  -----------------------------
                                                  Jack J. Luchese
                                             Its: Chief Executive Officer
                                                  and President

Name of Holder: GUNDYCO in trust for R.R.S.P. 550-98866-19
Address: 4120 Young Street
         Suite 416
         North York, Ontario  M2P2B8
         Canada

                              NOTICE OF CONVERSION

                (To Be Signed Only Upon Conversion of Debenture)

TO CYTRX CORPORATION

The undersigned, the holder of the foregoing Debenture, hereby surrenders such Debenture for conversion into shares of Common Stock of CYTRX CORPORATION, to the extent of $_________ unpaid principal amount of such Debenture, and requests that the certificates for such shares be issued in the name of, and delivered to, _________________ whose address is ____________________.

Dated:
      ---------------------

                                             ------------------------------
                                             (Signature must conform in all
                                             respects to name of holder as
                                             specified on the face of the
                                             Debenture)


                                             ------------------------------
                                                      (Address)


                                      -12-